EXHIBIT 5

          [GOODSILL ANDERSON QUINN & STIFEL LETTERHEAD]


                          July 23, 1999



Castle & Cooke, Inc.
10900 Wilshire Boulevard
Los Angeles, CA  90024


Ladies and Gentlemen:

          This opinion is rendered in connection with the filing by Castle & Cooke, Inc., a Hawaii corporation (the
"Company") of a Registration Statement on Form S-8 (the
"Registration Statement") under the Securities Act of 1933, as amended, covering an additional 1,000,000 shares of Common Stock, no par value (the "Shares") of the Company to be issued pursuant to the Castle & Cooke, Inc. Amended and Restated 1995 Stock Option and Award Plan as amended effective February 9, 1999 (the "Plan").

          In connection with the filing of the Registration Statement, we have examined the Registration Statement and, for purposes of this opinion, we have assumed that it has become effective. We have also examined the Plan and such corporate and other records, certificates and documents and such matters of fact and law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. We are members of the Bar of the State of Hawaii and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of Hawaii. This opinion is limited in all respects to matters governed by the laws of the State of Hawaii.

          Based upon the foregoing, we are of the opinion that, when the Shares are issued and paid for as contemplated in the Registration Statement and in accordance with the applicable resolutions adopted by the Company's board of directors and appropriate Committee action under the Plan, and with the provisions of the Plan and relevant agreements duly authorized by and completed in accordance with the terms of the Plan, said Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion may not be furnished or quoted to, or relied upon, by any person for any purpose, without our prior written consent.

                       Very truly yours,


                       /s/  GOODSILL ANDERSON QUINN & STIFEL


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